Date:	July 12, 2005

Media Contact:	William H. Galligan William.h.galligan@kcsr.com	816/983-1551

Kansas City Southern Announces
Second Quarter 2005 Financial Results Release Date, Meeting

Kansas City, MO, July 12, 2005. Kansas City Southern (KCS) (NYSE:KSU) will report financial results for second quarter 2005 on Wednesday, August 3, 2005, before the opening of trading on the New York Stock Exchange.

KCS will also hold its second quarter 2005 earnings presentation on Wednesday, August 3, 2005 at 1:00 p.m. Eastern. The presentation will take place at 270 Park Avenue, 49th floor, New York, New York. A lunch will be available at 12:30 p.m. Eastern.

Shareholders and other interested parties who are not able to attend the presentation in person are invited to listen to the presentation via telephone. To listen, please call (800) 955-1795 (U.S. and Canada) or (706) 643-0096 (International). The accompanying slides to the presentation will be available on the KCS website, www.kcsi.com, on August 3, immediately prior to the presentation. A replay of the presentation will be available by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering the conference I.D: 7724093. The replay will be available until August 10, 2005.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2004, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.